news release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel 317 488-6390 Fax 317 488-6460

Anthem®

Anthem Reports Record Results for the Fourth Quarter and Full Year 2003

•	Enrollment increased 874,000 members, or 8 percent in 2003

•	Full year 2003 earnings of $5.45 per share increased 21 percent

•	Fourth quarter 2003 earnings of $1.47 per share increased 24 percent

•	Cash flow from operations reached $1.1 billion in full year 2003, or 1.5 times net income

•	Expectations for 2004 increased by 10 cents per share

Indianapolis, IN – January 29, 2004 – Anthem, Inc. (NYSE: ATH) today announced fourth quarter 2003 net income increased to $208.8 million, or $1.47 per share, compared with net income of $171.9 million, or $1.19 per share, for the fourth quarter of 2002. Net income in the current quarter included $0.04 per share in net realized gains, while the fourth quarter of 2002 included $0.07 per share in net realized gains.

Net income for full year 2003 increased 41 percent, to $774.3 million, or $5.45 per share, compared with net income of $549.1 million, or $4.51 per share in 2002. Net income in 2003 included $0.07 per share in net realized gains, and an $0.11 per share benefit from the resolution of a litigation matter. Net income for 2002 included $0.17 per share in net realized gains and $0.22 per share in favorable federal income tax benefits associated with a reduction in the company’s tax valuation allowance.

“During 2003 we focused on our mission to improve the health of our members, while taking a leadership role nationally in forming collaborations with physicians and hospitals. We introduced new products at compelling and affordable price points, and worked hard to provide even better customer service,” said Larry C. Glasscock, chairman, president and chief executive officer of Anthem, Inc. “As a result, more Americans chose Anthem for their health benefits than ever before. We attracted a record number of new members and retained approximately 90 percent of our existing customer base. We intend to expand these efforts further in 2004 to meet the needs and expectations of our current and new members.”

Consolidated Highlights

Membership: Medical enrollment exceeded 11.9 million members at December 31, 2003, increasing by 874,000 members, or 8 percent, since December 31, 2002. Membership gains in National Accounts and Individual businesses were the primary drivers of growth. These results reflected significant enrollment gains in each region. The proportion of members enrolled in self-funded health care products increased to 54 percent at December 31, 2003 compared with 51 percent at December 31, 2002, and was influenced by a 14 percent growth in self-funded membership during 2003.

Operating Revenue: Operating revenue increased to $4.2 billion compared with $3.9 billion in the fourth quarter of 2002. The growth was primarily attributable to disciplined pricing and solid membership gains, partially offset by a shift in business mix towards more self-funded health care products. Operating revenue increased 27 percent to almost $16.5 billion for the full year 2003. Excluding the impact of the Trigon acquisition on July 31, 2002, operating revenue increased over 10 percent for the full year 2003.

Benefit Expense: The benefit expense ratio improved by 140 basis points, to 79.5 percent, compared with 80.9 percent in the fourth quarter of 2002. The improvement was primarily driven by lower than anticipated medical costs. For the full year 2003, the benefit expense ratio improved by 160 basis points to 80.8 percent.

Premium and Cost Trends: Commercial premium yields increased by approximately 10 percent for the year ended December 31, 2003, while commercial medical costs increased by approximately 9 percent during the same period. Professional and outpatient services continue to be the primary drivers of the overall increase in medical costs.

Administrative Expense: The administrative expense ratio remained constant at 19.8 percent in the fourth quarter of 2003, compared with the fourth quarter of 2002. The shift in business mix towards more self-funded health care products added approximately 60 basis points to the fourth quarter 2003 administrative expense ratio. Also impacting the fourth quarter of 2003 were higher insurance costs and expenses associated with strategic initiatives to improve member health and optimize the cost of care, particularly in the East and Southeast regions. For the full year 2003, the administrative expense ratio was 18.9 percent, an improvement of 40 basis points compared with 19.3 percent in 2002.

Operating Cash Flow: Operating cash flow of $417.7 million for the fourth quarter of 2003 was 2.0 times net income. Cash flow for the full year 2003 was $1,143.4 million, or 1.5 times net income.

Days in Claims Payable: Days in claims payable increased 1.2 days, to 54.4 days as of December 31, 2003, compared with September 30, 2003.

Share Repurchase Program: During the quarter, 1.1 million shares were repurchased for $73.3 million at an average price of $68.55 per share. For the full year 2003, 3.4 million shares were repurchased for $217.2 million at an average price of $64.06 per share.

Operating Segment Highlights—Fourth Quarter 2003

($ in Millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2003	2002	Change	2003	2002	Change
Operating Revenue:
Midwest	$1,728.8	$1,570.0	10%	$6,689.1	$6,051.4	11%
East	1,121.6	1,093.6	3%	4,508.6	4,151.5	9%
West	264.9	237.5	12%	1,039.0	920.1	13%
Southeast[1]	985.3	894.4	10%	3,780.6	1,467.9	—

Regional Health Segments	4,100.6	3,795.5	8%	16,017.3	12,590.9	27%
Specialty	198.6	140.5	41%	732.0	523.5	40%
Other:
External Customers	43.2	49.6	(13%)	185.6	178.2	4%
Intercompany Eliminations	(126.2)	(85.3)	48%	(457.8)	(302.1)	52%

Total Other	(83.0)	(35.7)	—	(272.2)	(123.9)	—
Operating Gain (Loss):
Midwest	$117.4	$88.7	32%	$441.0	$271.6	62%
East	77.2	66.1	17%	290.0	222.9	30%
West	31.6	25.4	24%	111.5	74.7	49%
Southeast[1]	92.2	69.7	32%	335.6	116.0	—

Regional Health Segments	318.4	249.9	27%	1,178.1	685.2	72%
Specialty	21.5	12.1	78%	69.1	50.7	36%
Other	(46.2)	(36.2)	28%	(143.6)	(91.4)	57%

[1]	Anthem acquired Trigon on July 31, 2002. If Anthem had owned Trigon for the entire twelve months ended December 31, 2002 operating results would have included an additional $1,960.0 million in operating revenue and $117.9 million in operating gain. These amounts have been reclassified to Anthem’s presentation format.

Regional Health Segments: Each of the regional health segments reported increases in operating revenue and operating gain, which is the measure used by management to evaluate performance of the operating segments. Operating gain for the regional health segments improved 27 percent compared with the fourth quarter of 2002, as a result of disciplined pricing actions, moderating medical costs, and profitable membership growth.

Specialty: Operating gain increased 78 percent compared with the fourth quarter of 2002, primarily due to mail order prescription volume that increased by 23 percent, as well as improved results in the behavioral health operations. Start-up and integration expenses associated with the vision and dental operations continued to negatively impact overall Specialty operating gain.

Other: Operating loss was higher in the fourth quarter of 2003 compared with the same period in 2002, primarily due to various operating expenditures that individually had minimal impact on the results.

Anthem’s Earnings Outlook for 2004

•	Net income expectations for full year 2004 were increased to $6.15 to $6.25 per share from $6.05 to $6.15 per share.

•	Net income expectations for the first quarter of 2004 are $1.43 to $1.48 per share.

Basis of Presentation

1.	Operating Gain is defined as operating revenue less benefit expense and administrative expense. Operating Gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis, as on a consolidated basis it is a non-GAAP measure.

2.	All income per share amounts are on a diluted basis.

3.	On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., creating a new Southeast segment. Results of operations since the purchase date have been included in consolidated results.

4.	Historical financial results and membership for the Southeast segment have been reclassified into a reporting format consistent with Anthem’s presentation format and can be found at www.anthem.com under Investor Relations.

5.	Certain prior year amounts on the balance sheet have been reclassified to conform to the current year presentation.

Conference Call and Webcast

Anthem will host a conference call and webcast today at 8:30 a.m. Eastern Time (ET) to discuss the fourth quarter earnings results and 2004 outlook. The conference call can be accessed by dialing 877-209-9919 (International 612-332-0630). No access-code is required. The webcast can be accessed at Anthem’s web site, www.anthem.com, under Investor Relations. Please visit the website or dial in at least 15 minutes in advance. A replay of the call will be available after 1:45 p.m. today until the end of the day on February 12, 2004 by dialing 800-475-6701 (International 320-365-3844), access-code 691030.

Contacts:	Investor Relations	Media
	Tami Durle, 317-488-6390 tami.durle@anthem.com	Ed West, 317-488-6100 edward.west@anthem.com

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 11.9 million people. Anthem is the fourth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington, D.C. Anthem had assets of $13.4 billion as of December 31, 2003 and full year 2003 revenue of almost $16.8 billion. More information about Anthem is available at www.anthem.com.

Anthem, Inc.

Membership Summary

(In Thousands)

Customer Type	December 31, 2003	December 31, 2002	% Change
Local Large Group	3,869	3,867	—
Small Group	1,257	1,168	8%
Individual	1,202	1,084	11%
National Accounts[1]	4,596	3,951	16%
Medicare + Choice	94	103	(9%)
Federal Employee Program	699	677	3%
Medicaid	210	203	3%

Total	11,927	11,053	8%

Funding Arrangement
Self-Funded	6,412	5,617	14%
Fully Insured	5,515	5,436	1%

Total	11,927	11,053	8%

Operating Segments
Midwest	5,688	5,234	9%
East	2,600	2,434	7%
West	939	836	12%
Southeast	2,700	2,549	6%

Total	11,927	11,053	8%

[1]	Includes 2,816 BlueCard members as of December 31, 2003 and 2,419 as of December 31, 2002.

Anthem, Inc.

Consolidated Statements of Income

($ In Millions, Except Per Share Data)	Three Months Ended December 31
	2003	2002	Change
Revenues
Premiums	$3,881.2	$3,588.1	8%
Administrative fees	301.3	287.4	5%
Other revenue	33.7	24.8	36%

Total operating revenue	4,216.2	3,900.3	8%
Net investment income	70.2	73.2	(4%)
Net realized gains on investments	8.7	17.2	(49%)
Loss on sale of subsidiary operations	(0.2)	(0.3)	(33%)

Total revenues	4,294.9	3,990.4	8%

Expenses
Benefit expense	3,086.7	2,901.6	6%
Administrative expense	835.8	772.9	8%
Interest expense	32.6	33.1	(2%)
Amortization of intangible assets	12.0	13.4	(10%)

Total expenses	3,967.1	3,721.0	7%

Income before income taxes and minority interest	327.8	269.4	22%
Income taxes	118.3	96.3	23%
Minority interest	0.7	1.2	(42%)

Net income	$208.8	$171.9	21%

Net income per diluted share	$1.47	$1.19	24%

Diluted shares (in millions)	142.1	144.2	(1%)

Benefit expense ratio	79.5%	80.9%	(140	) bp
Administrative expense as a percentage of operating revenue	19.8%	19.8%	0	bp
Income before income taxes and minority interest as a percentage of total revenue	7.6%	6.8%	80	bp

Anthem, Inc.

Consolidated Statements of Income

($ In Millions, Except Per Share Data)	Twelve Months Ended December 31
	2003	2002	Change
Revenues
Premiums	$15,170.2	$11,941.0	27%
Administrative fees	1,180.7	962.2	23%
Other revenue	126.2	87.3	45%

Total operating revenue	16,477.1	12,990.5	27%
Net investment income	278.1	260.7	7%
Net realized gains on investments	17.8	30.4	(41%)
Gain (loss) on sale of subsidiary operations	(1.6)	0.7	—

Total revenues	16,771.4	13,282.3	26%

Expenses
Benefit expense	12,263.9	9,839.4	25%
Administrative expense	3,109.6	2,506.6	24%
Interest expense	131.2	98.5	33%
Amortization of intangible assets	47.6	30.2	58%

Total expenses	15,552.3	12,474.7	25%

Income before income taxes and minority interest	1,219.1	807.6	51%
Income taxes	440.1	255.2	72%
Minority interest	4.7	3.3	42%

Net income	$774.3	$549.1	41%
Net income per diluted share	$5.45	$4.51	21%

Diluted shares (in millions)	142.0	121.8	17%

Benefit expense ratio	80.8%	82.4%	(160	) bp
Administrative expense as a percentage of operating revenue	18.9%	19.3%	(40	) bp
Income before income taxes and minority interest as a percentage of total revenue	7.3%	6.1%	120	bp

Anthem, Inc.

Consolidated Balance Sheets

	December 31
($ In Millions)	2003	2002
Assets
Current assets:
Investments available-for-sale, at fair value	$6,915.2	$5,948.1
Cash and cash equivalents	464.5	694.9
Receivables, net	1,419.3	1,161.5
Other current assets	66.0	72.0

Total current assets	8,865.0	7,876.5
Property and equipment, net	510.5	537.4
Goodwill and other intangible assets	3,677.1	3,759.5
Prepaid pension benefits	258.3	146.2
Other noncurrent assets	127.7	119.7

Total assets	$13,438.6	$12,439.3

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Unpaid life, accident and health claims	$1,866.8	$1,826.0
Future policy benefits	372.6	344.7
Other policyholder liabilities	505.0	497.3

Total policy liabilities	2,744.4	2,668.0
Unearned income	411.1	326.6
Accounts payable and accrued expenses	493.4	471.8
Bank overdrafts	401.7	357.9
Income taxes payable	147.6	109.8
Other current liabilities	573.3	514.8

Total current liabilities	4,771.5	4,448.9
Long term debt, less current portion	1,662.8	1,659.4
Postretirement benefits	188.4	196.8
Deferred income taxes	524.8	389.9
Other noncurrent liabilities	291.2	382.0

Total liabilities	7,438.7	7,077.0
Shareholders’ equity
Common stock	1.4	1.4
Additional paid in capital	4,708.7	4,762.2
Retained earnings	1,154.3	481.3
Unearned restricted stock compensation	(3.2)	(5.3)
Accumulated other comprehensive income	138.7	122.7

Total shareholders’ equity	5,999.9	5,362.3

Total liabilities and shareholders’ equity	$13,438.6	$12,439.3

Anthem, Inc.

Consolidated Statements of Cash Flows

	Twelve Months Ended December 31
	2003	2002
($ In Millions)
Operating activities
Net income	$774.3	$549.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(17.8)	(30.4)
Loss (gain) on sale of subsidiary operations	1.6	(0.7)
Depreciation, amortization and accretion	245.0	157.0
Deferred income taxes	64.4	63.3
Loss on sale of assets	0.4	2.2
Changes in operating assets and liabilities, net of effect of purchases and divestitures:
Restricted cash and investments	(9.7)	4.7
Receivables	(251.8)	(107.3)
Other assets	10.4	(5.5)
Policy liabilities	97.4	228.5
Unearned income	84.6	47.7
Accounts payable and accrued expenses	23.8	37.0
Other liabilities	59.3	20.2
Income taxes	61.5	25.3

Cash provided by operating activities	1,143.4	991.1

Investing activities
Purchases of investments	(5,120.7)	(5,059.8)
Sales or maturities of investments	4,115.0	4,546.2
Purchase of subsidiaries, net of cash acquired	(3.5)	(789.6)
Sale of subsidiary, net of cash sold	(3.1)	0.9
Proceeds from sale of property and equipment	9.4	13.7
Purchases of property and equipment	(110.7)	(123.3)

Cash used in investing activities	(1,113.6)	(1,411.9)

Financing activities
Proceeds from long term borrowings	—	938.5
Payments on long term borrowings	(100.0)	—
Repurchase and retirement of common stock	(217.2)	(256.2)
Proceeds from employee stock purchase plan and exercise of stock options	57.0	30.9
Costs related to the issuance of shares from the Trigon acquisition	—	(4.1)
Adjustment to payments to eligible statutory members in the demutualization	—	0.2

Cash provided by (used in) financing activities	(260.2)	709.3

Change in cash and cash equivalents	(230.4)	288.5
Cash and cash equivalents at beginning of period	694.9	406.4

Cash and cash equivalents at end of period	$464.5	$694.9

Anthem, Inc.

Reconciliation of Unpaid Life, Accident and Health Claims

	Years Ended December 31
	2003	2002	2001
($ In Millions)
Balances at beginning of period, net of reinsurance	$1,821.2	$1,352.7	$1,382.1
Business acquisitions, divestitures and purchase adjustments	(20.6)	379.4	(139.1)

Subtotal	1,800.6	1,732.1	1,243.0
Incurred related to:
Current year	12,462.3	9,965.1	7,843.1
Prior year (redundancies)[1]	(226.1)	(150.7)	(96.4)

Total incurred	12,236.2	9,814.4	7,746.7
Paid related to:
Current year	10,685.4	8,396.4	6,521.5
Prior years	1,495.0	1,328.9	1,115.5

Total paid	12,180.4	9,725.3	7,637.0

Balances at end of period, net of reinsurance	1,856.4	1,821.2	1,352.7
Reinsurance recoverables at end of period	10.4	4.8	7.6

Reserve gross of reinsurance recoverables on unpaid claims at end of period	$1,866.8	$1,826.0	$1,360.3

Current year paid as a percent of current year incurred	85.7%	84.3%	83.1%
Prior year incurred redundancies in the current period as a percent of prior year incurred claims	2.3%[2]	1.9%	1.5%

[1]	Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated.

[2]	This ratio is impacted by having only five months of incurred claims for the Southeast segment in 2002.

SAFE HARBOR STATEMENT UNDER THE PRIVATE

SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about Anthem, Inc. (“Anthem”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors;

introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to consummate Anthem’s merger with WellPoint Health Networks Inc., to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Anthem’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Reports on Form 10-Q for the reporting periods of 2003.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release may be deemed to be solicitation material in respect of the proposed merger of Anthem and WellPoint Health Networks, Inc. (“WellPoint”). Anthem has filed on November 26, 2003 a preliminary registration statement on Form S-4, including the preliminary joint proxy statement/prospectus constituting a part thereof, with the SEC in connection with Anthem’s proposed merger with WellPoint. Anthem will file a final registration statement, including a definitive joint proxy statement/prospectus constituting a part thereof, and other documents with the SEC. SHAREHOLDERS OF ANTHEM AND STOCKHOLDERS OF WELLPOINT ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement prospectus will be mailed to shareholders of Anthem and stockholders of WellPoint. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Anthem Investor Relations at 120 Monument Circle, Indianapolis, IN 46204-4903, or from WellPoint Investor Relations at 1 WellPoint Way, Thousand Oaks, CA 91362.

PARTICIPANTS IN SOLICITATION

Anthem, WellPoint and their directors and executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Anthem’s Current Report on Form 8-K, which was filed with the SEC on October 27, 2003, contains information regarding Anthem’s participants and their interests in the solicitation. Information concerning WellPoint’s participants is set forth in the proxy statement, dated March 31, 2003, for WellPoint’s 2003 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of Anthem’s and WellPoint’s participants in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.